Exhibit 99.1
FOR IMMEDIATE RELEASE
CORESITE REPORTS RESULTS FOR THE FOURTH QUARTER 2010
DENVER, CO — March 10, 2011 — CoreSite Realty Corporation (NYSE: COR), a national provider of powerful, network-rich data centers, today announced financial results for the fourth quarter 2010.
Highlights:
•	Reported FFO of $0.25 per diluted share for the quarter ended December 31, 2010
•	Signed 33,135 NRSF of new and expansion data center leases during the quarter
•	Achieved an 89.0% retention ratio and an 18.6% average increase in renewal rental rates
•	Completed construction on 20,955 NRSF of data center space
•	Commenced construction on 52,286 NRSF of data center space in Northern Virginia
•	Received entitlements to develop up to 496,250 NRSF of data center space in Santa Clara, which includes completed space at 2901 Coronado and space under construction at 2972 Stender
Tom Ray, Coresite’s Chief Executive Officer commented, “During the fourth quarter we continued to execute our business plan. We signed leases totaling approximately 70,000 NRSF, including 33,000 NRSF of new and expansion data center space, and completed data center redevelopment projects totaling 21,000 NRSF on time and on budget. In February, we topped out steel on our development at 2972 Stender in Santa Clara and remain on schedule to substantially complete this project in the third quarter. By obtaining entitlement approvals for the Coronado-Stender Business Park, we cemented our platform for future growth in the Bay Area. Along with the growth in our portfolio, we completed the staffing of our executive team with the addition of Jeff Finnin as CFO in January and Derek McCandless as General Counsel starting March 14th.”
Mr. Ray continued, “The combination of our data center space currently available for lease, our developable land in Santa Clara and our space targeted for redevelopment distributed across our diversified portfolio positions us to increase our leased data center space by 1.2 million NRSF, or 130% from December 31, 2010. We believe that the demand in our markets, our organizational capability and our financial liquidity create a strong platform for the continued growth of our business.”

Financial Results
The Company reported funds from operations (“FFO”) of $11.5 million or $0.25 per diluted share for the three months ended December 31, 2010. Total operating revenue for the three months ended December 31, 2010, was $38.4 million. The Company reported a net loss for the three months ended December 31, 2010 of $7.4 million and a net loss attributable to common shares of $3.2 million or $0.16 per diluted share. Comparisons of the Company’s fourth quarter results to prior quarters would not be meaningful due to the fact that our results for the period prior to September 28, 2010, reflect the operations of only our predecessor entities.
A reconciliation of GAAP Net Loss to Funds from Operations can be found in the Company’s supplemental financial presentation available on its website at www.coresite.com.
Operations and Leasing Activity
The Company increased its operating data center portfolio by 20,995 net rentable square feet (“NRSF”) during the quarter and finished the year ended December 31, 2010 with its operating data center portfolio 80.5% leased reflecting 220,185 NRSF readily available for lease. The Company’s total operating portfolio increased by 43,144 NRSF during the quarter and finished the year ended December 31, 2010 79.7% leased.
During the quarter, the Company signed new and expansion leases totaling 41,501 NRSF, which includes 33,135 NRSF of data center leases at a weighted-average GAAP rate of $119 per NRSF. The total of 33,135 NRSF of data center space leased in the quarter was comprised of 17,107 NRSF of space constructed with lower power density at a weighted-average GAAP rental rate of $86 per NRSF correlating to a yield on cost exceeding 12%, plus 16,028 NRSF of space at a GAAP rental rate of $153 per NRSF.
Over the same period, data center lease commencements totaled 17,203 NRSF at a GAAP rate of $137 per NRSF, of which 5,694 NRSF were signed in the quarter and 11,509 NRSF were signed in prior periods. As of December 31, 2010, the Company had executed 39,266 NRSF of leases that had not yet commenced, representing $4.5 million of annual rent at stabilization.
In addition to our new and expansion leasing activity, during the fourth quarter the Company renewed 27,725 NRSF of data center leases, achieving a rent retention ratio of 89.0%. Data center leases renewed during the quarter reflected an average rental increase of 18.6% on a GAAP basis.
Development and Redevelopment Activity
During the quarter ended December 31, 2010, the Company completed three redevelopment projects totaling 43,144 NRSF, comprised of 20,955 NRSF of data center space and 22,189 NRSF of ancillary office space. The total cost of the data center redevelopments was $6.1 million or $291 per NRSF.

In the first quarter of 2011, the Company received approval from the City of Santa Clara to develop up to 496,250 NRSF of data center space at the Coronado-Stender Business Park, which includes the 50,000 NRSF of data center space completed and leased at 2901 Coronado and 101,000 NRSF of space under construction at 2972 Stender. In February 2011, the Company topped out steel at 2972 Stender, the Company’s second building in the park, comprised of 50,400 NRSF of data center space and 50,600 NRSF of unconditioned core and shell space. The Company anticipates that it will substantially complete 2972 Stender in the third quarter of 2011 at a total estimated cost of $67.0 million.
In addition to 2972 Stender, during the fourth quarter the Company commenced construction on 52,286 NRSF of data center space at its 12100 Sunrise Valley Drive facility in Northern Virginia. The Company estimates that this redevelopment project will cost approximately $30.5 million and expects to complete the space in phases during the second and third quarters of 2011.
At December 31, 2010, the Company owned land and buildings sufficient to increase its operating data center space by 973,590 NRSF, or 86.2%, through the development or redevelopment of (1) 102,686 NRSF space under construction, (2) 326,820 NRSF of vacant space currently available for redevelopment, (3) 148,234 NRSF of currently operating space targeted for future redevelopment, and (4) 395,850 NRSF of new data center space that can be developed on land that we currently own at our Coronado-Stender properties. Total estimated cost to complete the 102,686 NRSF under construction at December 31, 2010 plus the 72,946 NRSF the Company plans to commence construction on prior to December 31, 2011 is $129.3 million.
Balance Sheet and Liquidity
As of December 31, 2010, the Company had $125.6 million of total long-term debt (excluding a $0.7 million fair market value of acquired debt adjustment) equal to 14.5% of the undepreciated book value of total assets and equal to 2.2x annualized adjusted EBITDA for the quarter ended December 31, 2010.
At year-end, the Company had $86.2 million of cash available on its balance sheet and $100.8 million of available capacity under its revolving credit facility.
Dividend
On December 20, 2010, the Company’s Board of Directors declared a dividend of $0.13 per share of common stock and common stock equivalents for the fourth quarter of 2010.
The dividend was paid on January 14, 2011 to stockholders of record as of December 31, 2010.

2011 Outlook
The Company is providing the following outlook predicated on current economic conditions, internal assumptions about its customer base, and the supply and demand dynamics of the markets in which it operates. Further, the outlook does not include the impact of any acquisitions or capital markets transactions.

	Low	High

Net loss per share	$(0.50)	$(0.46)
Real estate related depreciation and amortization per share	1.50	1.58

FFO per share	$1.00	$1.12

The Company’s 2011 guidance provided in this press release includes the following assumptions:
•	Total operating revenues of $157 million to $167 million;
•	Total general and administrative expenses of $20 million to $22 million;
•	Development and redevelopment capital expenditures of $110 million to $140 million at a weighted average stabilized yield on cost of 12% — 16%; and
•	Recurring maintenance capital expenditures and tenant improvements of $5.5 million to $6.5 million.
Upcoming Conferences and Events
The Company will present at the upcoming Citi 2011 Global Property CEO Conference on March 16, 2011. The conference will be held March 14 — 16, 2011 in Hollywood, FL.
Conference Call Details
The Company will host a conference call March 10th at 12:00 p.m. (Eastern time) to discuss its financial results, its 2011 outlook and current business trends and conditions.
The call can be accessed live over the phone by dialing (877) 407-9039 for domestic callers and (201) 689-8470 for international callers. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176 for domestic callers, or for international callers, (858) 384-5517. The passcode for the replay is 366407. The replay will be available until March 17, 2011.
Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.coresite.com and clicking on the “Investors” tab. The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite
CoreSite Realty Corporation (NYSE: COR) delivers powerful, network-rich data centers that optimize, secure and interconnect the mission-critical IT assets of the world’s top organizations. 600+ customers, including Global 1000 enterprises, cloud providers, financial firms, and Government agencies, choose CoreSite for reliability, service and expertise in delivering customized, flexible data center solutions. CoreSite offers private data centers and suites, cage-to-cabinet colocation, and interconnection services, such as Any2, CoreSite’s Internet exchange. The company’s portfolio comprises more than two million square feet, including space held for redevelopment and development, and provides access to more than 200 network service providers via 11 data centers in seven key U.S. economic centers. Obtain more information at www.CoreSite.com.
CoreSite Investor Relations Contact
+1 303.222.7276
InvestorRelations@CoreSite.com
CoreSite Media Contact
Mark Jobson
+1 303.405.1004
Mark.Jobson@CoreSite.com
Forward Looking Statements
This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the Company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the Company’s failure to obtain necessary outside financing; the Company’s failure to qualify or maintain our status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s final prospectus dated September 22, 2010, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Consolidated Balance Sheet
(in thousands, except per share data)

	December 31,	September 30,
	2010	2010
Assets:
Investments in real estate:
Land	$84,738	$84,738
Building and building improvements	450,097	442,197
Leasehold improvements	75,800	75,054

	610,635	601,989
Less: Accumulated depreciation and amortization	(32,943)	(25,716)

Net investment in operating properties	577,692	576,273
Construction in progress	11,987	8,298

Net investments in real estate	589,679	584,571

Cash and cash equivalents	86,246	82,042
Restricted cash	14,968	15,983
Accounts and other receivables, net	5,332	5,368
Lease intangibles, net	71,704	83,582
Goodwill	41,191	40,191
Other assets	23,906	23,326

Total assets	$833,026	$835,063

Liabilities and stockholders’ equity:
Liabilities
Mortgage loans payable	$124,873	$123,977
Accounts payable and accrued expenses	26,393	16,967
Deferred rent payable	2,277	1,910
Acquired below-market lease contracts, net	16,415	17,538
Prepaid rent and other liabilities	8,603	7,383

Total liabilities	178,561	167,775

Stockholders’ equity
Common stock, par value $0.01, 100,000,000 shares authorized and 19,644,044 shares issued and outstanding at December 31, 2010 and September 30, 2010	194	194
Additional paid-in capital	239,453	239,223
Accumulated other comprehensive income	52	—
Accumulated deficit	(7,460)	(1,974)

Total stockholders’ equity	232,239	237,443
Noncontrolling interests	422,226	429,845

Total equity	654,465	667,288

Total liabilities and stockholders’ equity	$833,026	$835,063

Consolidated Statement of Operations
(in thousands, except share and per share data)

Three Months Ended
December 31, 2010
Operating revenues:
Rental revenue	$24,428
Power revenue	9,403
Tenant reimbursement	1,501
Other revenue	3,020

Total operating revenues	38,352

Operating expenses:
Property operating and maintenance	12,107
Real estate taxes and insurance	1,642
Depreciation and amortization	19,146
Sales and marketing	1,341
General and administrative	4,987
Rent	4,551

Total operating expenses	43,774

Operating loss	(5,422)

Interest income	77
Interest expense	(2,325)

Net loss before income taxes	(7,670)
Income taxes	223

Net loss	(7,447)

Net loss attributable to noncontrolling interests	(4,275)

Net loss attributable to common shares	$(3,172)

Weighted average common shares outstanding — basic and diluted	19,458,605

Net loss per share attributable to common shares — basic and diluted	$(0.16)

Reconciliation of net loss attributable to controlling interests to funds from operations (FFO):

Three Months Ended
December 31, 2010
Net loss	$(7,447)

Adjustments:
Real estate depreciation and amortization	18,936

FFO available to common shareholders and OP unitholders	$11,489

Weighted average common shares and OP units outstanding — basic and diluted	45,684,670

FFO per common share and OP unit — basic and diluted	$0.25

CoreSite Realty Corporation considers FFO to be a supplemental measure of performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. The Company calculates FFO in accordance with the standards established by NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.
The Company offers this measure because management recognizes that FFO will be used by investors as a basis to compare operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of the properties, all of which have real economic effect and could materially impact financial condition and results from operations, the utility of FFO as a measure of performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund cash needs, including the ability to pay dividends or make distributions. In addition, the Company’s calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently. Investors in the Company’s securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Reconciliation of earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted EBITDA:

Three Months Ended
December 31, 2010
Net loss	$(7,447)

Adjustments:
Interest expense, net of interest income	2,248
Income taxes	(223)
Depreciation and amortization	19,146

EBITDA	$13,724

Non-cash compensation	517

Adjusted EBITDA	$14,241

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA by adding our non-cash compensation expense to EBITDA. Management uses EBITDA and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDA and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.